Exhibit 23.2

RCG Companies Incorporated
Charlotte, North Carolina

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated October 8, 2004, except for Note 16, which is dated October 27, 2004, relating to the consolidated financial statements and schedules of RCG Companies Incorporated appearing in the Company's Annual Report on Form 10-K/A for the year ended June 30, 2004. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

Charlotte, North Carolina

August 3, 2005